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CELERITEK, INC.

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LARGEST CELERITEK SHAREHOLDER SUPPORTS THE COMPANY’S DIRECTOR
NOMINEES AT THE UPCOMING SPECIAL MEETING

For Further Information:
Peggy Smith	Barrett Godsey
Celeritek	Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060	(212) 355-4449

For Immediate Release

SANTA CLARA, Calif., May 5, 2003 – Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, announced today that it was informed on May 2, 2003 that its largest shareholder, the State of Wisconsin Investment Board (SWIB), intends to vote AGAINST the dissident group’s proposal to remove the current members of Celeritek’s board of directors and FOR Celeritek’s proposal to re-elect the six existing members of the board at the company’s upcoming May 19, 2003 Special Meeting of Shareholders. SWIB held approximately 14.6% of Celeritek common stock outstanding as of the close of business on April 4, 2003, the record date for the special meeting.

Regarding SWIB’s intention to vote its shares AGAINST the dissident group’s proposals and FOR Celeritek’s director nominees, John Nelson, of the State of Wisconsin Investment Board, told Celeritek’s President and Chief Executive Officer, Tamer Husseini, “SWIB has been a long-term shareholder of Celeritek for many years. SWIB supports the existing management’s and Board’s efforts to enhance shareholder value over the long term.”

Tamer Husseini, President and Chief Executive Officer of Celeritek said, “We are gratified that SWIB, like our board and management team, recognizes that this is a time of opportunity for Celeritek. The board is taking every responsible step to improve shareholder returns and we are committed to doing the right thing.”

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

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Forward-Looking Statements

This release contains forward-looking statements, including statements regarding SWIB’s voting intentions with respect to the proposals to be considered and voted upon at the special meeting. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties.

Additional Information

Celeritek has notified its shareholders that a special meeting will be held on May 19, 2003 to consider and vote on certain proposals by a dissident group of shareholders. Celeritek’s board of directors intends to solicit proxies against the dissident group’s proposals and has filed a definitive proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the definitive proxy statement because it contains important information. Celeritek shareholders may obtain a copy of the definitive proxy statement and any other relevant documents for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also may obtain a free copy of the definitive proxy statement and other relevant documents by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting, and certain of the executive officers of Celeritek may be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in board of directors’ solicitation of proxies is set forth in the definitive proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.